Exhibit 99.3

AMETEK ANNOUNCES AMENDED REVOLVING CREDIT FACILITY

— Increases Revolving Credit Facility to $1.5 Billion —

— Extends Maturity to October 2023 —

BERWYN, PA, NOVEMBER 1, 2018 – AMETEK, Inc. (NYSE: AME) announced that it has completed an amended and restated Revolving Credit Facility increasing the size from $850 million to $1.5 billion. The facility, previously due to expire in March 2021, now has a maturity date of October 2023.

“AMETEK’s Revolving Credit Facility is a key component of our financing structure. By increasing its size to $1.5 billion, we gain additional flexibility to support our growth initiatives, including strategic acquisitions,” commented William J. Burke, Executive Vice President and Chief Financial Officer.

JPMorgan Chase Bank, N.A., Bank of America N.A., Wells Fargo Bank, PNC Bank and SunTrust Bank acted as joint lead arrangers and joint book managers for the credit facility, leading a syndicate that includes five additional banks.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of approximately $4.8 billion. AMETEK’s growth model is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247